                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY


================================================================================







                          AGREEMENT AND PLAN OF MERGER

                            dated as of April 6, 2004

                                      among

                             KERR-MCGEE CORPORATION,

                             KERR-MCGEE (NEVADA) LLC

                                       and

                         WESTPORT RESOURCES CORPORATION



================================================================================

                                Table of Contents


                                                                                                                               Page
                                                                                                                               ----
ARTICLE 1  THE MERGER.............................................................................................................2

  SECTION 1.1.   The Merger.......................................................................................................2
  SECTION 1.2.   Effects of the Merger............................................................................................2
  SECTION 1.3.   Closing..........................................................................................................2
  SECTION 1.4.   Consummation of the Merger.......................................................................................2
  SECTION 1.5.   Organizational Documents; Directors and Officers.................................................................2

ARTICLE 2  EFFECT OF THE MERGER ON THE EQUITY OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES...............................3

  SECTION 2.1.   Conversion of Merger Sub Membership Interests....................................................................3
  SECTION 2.2.   Conversion of Company Common Stock...............................................................................3
  SECTION 2.3.   Exchange of Certificates.........................................................................................3
  SECTION 2.4.   Company Options; Restricted Stock................................................................................7
  SECTION 2.5.   Redemption of Convertible Preferred Stock........................................................................9
  SECTION 2.6.   Taking of Necessary Action; Further Action.......................................................................9

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................................9

  SECTION 3.1.   Organization.....................................................................................................9
  SECTION 3.2.   Capitalization..................................................................................................10
  SECTION 3.3.   Authorization; No Conflict......................................................................................11
  SECTION 3.4.   Subsidiaries....................................................................................................12
  SECTION 3.5.   SEC Reports and Financial Statements............................................................................13
  SECTION 3.6.   Absence of Material Adverse Changes, etc........................................................................14
  SECTION 3.7.   Litigation......................................................................................................14
  SECTION 3.8.   Information Supplied............................................................................................15
  SECTION 3.9.   Broker's or Finder's Fees.......................................................................................15
  SECTION 3.10.  Employee Plans..................................................................................................15
  SECTION 3.11.  Board Recommendation; Company Action; Requisite Vote of the Company's Stockholders..............................18
  SECTION 3.12.  Taxes...........................................................................................................19
  SECTION 3.13.  Environmental Matters...........................................................................................22
  SECTION 3.14.  Compliance with Laws............................................................................................23
  SECTION 3.15.  Employment Matters..............................................................................................24
  SECTION 3.16.  Tax Matters.....................................................................................................24
  SECTION 3.17.  Investment Company..............................................................................................25
  SECTION 3.18.  Reserve Reports.................................................................................................25
  SECTION 3.19.  Hedging.........................................................................................................25


  SECTION 3.20.  Properties......................................................................................................25
  SECTION 3.21.  Natural Gas Act.................................................................................................26
  SECTION 3.22.  Insurance.......................................................................................................26
  SECTION 3.23.  Certain Contracts and Arrangements..............................................................................26

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB...........................................................27

  SECTION 4.1.   Organization....................................................................................................27
  SECTION 4.2.   Capitalization..................................................................................................28
  SECTION 4.3.   Authorization; No Conflict......................................................................................28
  SECTION 4.4.   Subsidiaries....................................................................................................30
  SECTION 4.5.   SEC Reports and Financial Statements............................................................................30
  SECTION 4.6.   Absence of Material Adverse Changes, etc........................................................................32
  SECTION 4.7.   Litigation......................................................................................................32
  SECTION 4.8.   Information Supplied............................................................................................32
  SECTION 4.9.   Broker's or Finder's Fees.......................................................................................33
  SECTION 4.10.  Employee Plans..................................................................................................33
  SECTION 4.11.  Taxes...........................................................................................................36
  SECTION 4.12.  Environmental Matters...........................................................................................38
  SECTION 4.13.  Compliance with Laws............................................................................................39
  SECTION 4.14.  Employment Matters..............................................................................................39
  SECTION 4.15.  Tax Matters.....................................................................................................39
  SECTION 4.16.  Investment Company..............................................................................................40
  SECTION 4.17.  Reserve Reports.................................................................................................40
  SECTION 4.18.  Hedging.........................................................................................................40
  SECTION 4.19.  Properties......................................................................................................40
  SECTION 4.20.  Natural Gas Act.................................................................................................41
  SECTION 4.21.  Insurance.......................................................................................................41
  SECTION 4.22.  Certain Contracts and Arrangements..............................................................................41

ARTICLE 5  CONDUCT OF BUSINESS PENDING THE MERGER................................................................................41

  SECTION 5.1.   Conduct of Business by the Company Pending the Merger...........................................................41
  SECTION 5.2.   Conduct of Business by Parent...................................................................................45

ARTICLE 6  ADDITIONAL AGREEMENTS.................................................................................................46

  SECTION 6.1.   Preparation of S-4 and Joint Proxy Statement; Stockholders Meetings.............................................46
  SECTION 6.2.   Employee Benefit Matters........................................................................................48
  SECTION 6.3.   Consents and Approvals..........................................................................................49
  SECTION 6.4.   Public Statements...............................................................................................49
  SECTION 6.5.   Affiliates......................................................................................................49
  SECTION 6.6.   Further Assurances..............................................................................................50
  SECTION 6.7.   Tax Treatment...................................................................................................50
  SECTION 6.8.   Notification of Certain Matters.................................................................................50
  SECTION 6.9.   Access to Information; Confidentiality..........................................................................50
  SECTION 6.10.  No Solicitation.................................................................................................51


  SECTION 6.11.  Indemnification and Insurance...................................................................................53
  SECTION 6.12.  Existing Registration Rights Agreement..........................................................................55
  SECTION 6.12.  Existing Registration Rights Agreement TC.......................................................................55
  SECTION 6.13.  Certain Hedging Activities......................................................................................55
  SECTION 6.14.  Stock Exchange Listing..........................................................................................56
  SECTION 6.15.  Section 16 Matters..............................................................................................56
  SECTION 6.16.  Board Membership................................................................................................56

ARTICLE 7  CONDITIONS............................................................................................................57

  SECTION 7.1.   Conditions to Each Party's Obligation To Effect the Merger......................................................57
  SECTION 7.2.   Conditions to Obligations of Parent and Merger Sub..............................................................57
  SECTION 7.3.   Conditions to Obligation of the Company.........................................................................58

ARTICLE 8  TERMINATION, AMENDMENT AND WAIVER.....................................................................................59

  SECTION 8.1.   Termination.....................................................................................................59
  SECTION 8.2.   Effect of Termination...........................................................................................60
  SECTION 8.3.   Fees and Expenses...............................................................................................61
  SECTION 8.4.   Amendment.......................................................................................................61
  SECTION 8.5.   Waiver..........................................................................................................61

ARTICLE 9  GENERAL PROVISIONS....................................................................................................62

  SECTION 9.1.   Notices.........................................................................................................62
  SECTION 9.2.   Representations and Warranties..................................................................................63
  SECTION 9.3.   Knowledge Qualifiers............................................................................................63
  SECTION 9.4.   Interpretations.................................................................................................63
  SECTION 9.5.   Governing Law; Jurisdiction.....................................................................................63
  SECTION 9.6.   Counterparts; Facsimile Transmission of Signatures..............................................................63
  SECTION 9.7.   Assignment; No Third Party Beneficiaries........................................................................63
  SECTION 9.8.   Severability....................................................................................................64
  SECTION 9.9.   Entire Agreement................................................................................................64
  SECTION 9.10.  Enforcement.....................................................................................................64

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 6, 2004, among KERR-MCGEE CORPORATION, a Delaware corporation ("Parent"), KERR-MCGEE (NEVADA) LLC, a Nevada limited liability company and wholly-owned subsidiary of Parent ("Merger Sub"), and WESTPORT RESOURCES CORPORATION, a Nevada corporation (the "Company").

                                  INTRODUCTION

                  The respective Boards of Directors of each of Parent, Merger Sub and the Company have unanimously (i) approved and declared advisable the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement.

                  As a result of the Merger, and in accordance with the Nevada Revised Statutes (the "NRS"), each issued and outstanding share of common stock, par value $.01 per share of the Company (the "Company Common Stock") (other than shares of Company Common Stock owned by the Company, Parent, Merger Sub or any wholly-owned Subsidiary (as defined in Section 3.4(a)) of the Company or Parent immediately prior to the Effective Time (as defined in Section 1.4)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 2.2(a)).

                  As a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreements with certain stockholders of the Company named therein, substantially in the form of Exhibit A attached to this Agreement (the "Voting Agreements"), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock held by such stockholders in favor of the approval of this Agreement and the Merger provided for herein.

                  The parties to this Agreement intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for Federal income tax purposes, and that this Agreement constitutes a plan of reorganization.

                  In consideration of the foregoing and of the mutual covenants contained in this Agreement, the Voting Agreements and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER

                  SECTION 1.1. The Merger. At the Effective Time, in accordance with this Agreement and the NRS, the Company shall be merged with and into Merger Sub, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity. For purposes of this Agreement, (i) the entity surviving the Merger after the Effective Time may be referred to as the "Surviving Entity" and (ii) the Company and Merger Sub are collectively referred to as the "Constituent Entities."

                  SECTION 1.2. Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS.

                  SECTION 1.3. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (East Coast time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002 unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

                  SECTION 1.4. Consummation of the Merger. As soon as practicable after the Closing, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada articles of merger or other appropriate documents (in any such case, the "Articles of Merger") in such form as required by, and executed in accordance with, the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time and date the Merger becomes effective being the "Effective Time" and "Effective Date," respectively).

                  SECTION 1.5. Organizational Documents; Directors and Officers. The articles of organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Entity until thereafter amended as provided therein and under the NRS. The operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended as provided therein and under the NRS. The managers of Merger Sub immediately prior to the Effective Time will be the initial managers of the Surviving Entity and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity's operating agreement and the NRS. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Entity and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity's operating agreement and the NRS.

                                    ARTICLE 2
         EFFECT OF THE MERGER ON THE EQUITY OF THE CONSTITUENT ENTITIES;
                            EXCHANGE OF CERTIFICATES

                  SECTION 2.1. Conversion of Merger Sub Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock or any member's interests of Merger Sub, all of the member's interests of Merger Sub ("Merger Sub Membership Interests") outstanding immediately prior to the Effective Time shall be deemed to represent all of the outstanding member's interests of the Surviving Entity ("Surviving Entity Member's Interests").

                  SECTION 2.2. Conversion of Company Common Stock At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

                  (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(b)) shall be canceled and shall be converted automatically into the right to receive 0.71 (the "Exchange Ratio") of a fully paid and nonassessable share of common stock, par value $1 per share, of Parent ("Parent Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3, without interest.

                  (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (c) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall have been declared with a record date within such period, the Exchange Ratio shall be correspondingly adjusted.

                  SECTION 2.3. Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of

Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.2 (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") in exchange for outstanding shares of Company Common Stock. From time to time as necessary, Parent shall deposit with the Exchange Agent cash to be paid in lieu of fractional shares as contemplated by Section 2.3(e) and any dividends or other distributions to which holders of Certificates are entitled pursuant to
Section 2.3(c). The Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than five business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Parent will use its reasonable efforts to cause provision to be made for holders of Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Certificates in exchange for the Merger Consideration and, if applicable, cash in lieu of fractional shares as contemplated by Section 2.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2, certain dividends or other distributions in accordance with Section 2.3(c) and cash in lieu of any fractional share of Parent Common Stock in accordance with
Section 2.3(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this
Section 2.3 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 2.2, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(e), in each case until the surrender of such Certificate in accordance with this
Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Ownership Rights in Company Common Stock. All Merger Consideration issued or paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 (including any cash paid pursuant to this Article 2) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

                  (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                  (i) In lieu of such fractional share interests, Parent shall either (A) pay to each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (y) the average of the last reported sale prices for a share of Parent Common Stock on the New York Stock Exchange (the "NYSE") (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the five trading days prior to the Closing Date or (B) instruct the Exchange Agent to follow the procedures set forth in Section 2.3(e)(iii).

                  (ii) If Parent shall have instructed the Exchange Agent to follow the procedures in this Section 2.3(e)(iii):

                  (A) The Exchange Agent shall determine the excess of (x) the aggregate number of shares of Parent Common Stock that would be distributed to holders of the Certificates pursuant to Section 2.1 if no effect were given to
Section 2.3(e)(i) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of the Certificates pursuant to Section 2.1, taking into account the effect of Section 2.3(e)(i) (such excess, the "Excess Shares").

                  (B) As soon as practicable after the Effective Time, the Exchange Agent shall sell the Excess Shares at then-prevailing prices on the NYSE, in the manner set forth below.

                  (C) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. The Surviving Entity shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the proceeds of such sale or sales have been distributed to the holders of the Certificates (or paid to Parent pursuant to Section 2.3(f)), the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the "Common Stock Trust"). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest in the Parent Common Stock to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests in the Parent Common Stock to which all holders of the Certificates are entitled. Parent shall comply with the provisions of Rule 236(c) under the Securities Act.

                  (D) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates that have surrendered their Certificates in accordance with this Section 2.3.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of any fractional shares of Parent Common Stock.

                  (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of any fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any governmental authority), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

                  (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of any fractional shares of Parent Common Stock, in each case pursuant to this Agreement.

                  (i) Withholding Rights. The Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Parent and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent.

                  SECTION 2.4. Company Options; Restricted Stock. (a) At the Effective Time, each of the then outstanding Options (as defined below) shall be
(i) assumed by Parent, in accordance with the terms of the applicable Stock Plan (as defined below) and option agreement by which it is evidenced, except that from and after the Effective Time, Parent and its Board of Directors or Compensation Committee, as the case may be, shall be substituted for the Company and the Company Subsidiaries (as defined in Section 3.1) and their respective Boards of Directors and committees thereof administering any such Stock Plan, and (ii) converted into an option to purchase that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the Exchange Ratio; except that, in the case of an Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if the Company determines that such adjustment is necessary, to comply with Section 424(a) of the Code. If the foregoing calculation results in an assumed Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option shall be rounded up to the nearest whole number of shares of Parent Common Stock. Except as otherwise set forth in this
Section 2.4, the term, status as an "incentive stock option" under Section 422 of the Code, if applicable, all applicable restrictions or limitations on transfer and vesting and all other terms and conditions of the Options will, to the extent permitted by law and otherwise reasonably practicable, be unchanged. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 2.4(a). As used in this Agreement, "Options" means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common

Stock pursuant to Westport Resources Corporation 2000 Stock Incentive Plan, as amended, Westport Resources Corporation 2000 Directors' Stock Option Plan, Westport Resources Corporation 2000 Stock Option Plan, Belco Oil & Gas Corp. 1996 Non-employee Directors' Stock Option Plan, as amended, Belco Oil & Gas Corp. 1996 Stock Incentive Plan, as amended, or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof (collectively, the "Stock Plans") or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

                  (a) At the Effective Time, each of the then outstanding awards of Restricted Stock (as defined below) shall be (i) assumed by Parent, in accordance with the terms of the applicable Stock Plan and award agreement by which it is evidenced, except that from and after the Effective Time, Parent and its Board of Directors or Compensation Committee, as the case may be, shall be substituted for the Company and the Company Subsidiaries and their respective Boards of Directors and committees thereof administering any such Stock Plan, and (ii) converted into an award of restricted Parent Common Stock that is determined by the Exchange Ratio. Each such award of restricted Parent Common Stock will be subject to the same restrictions (including with respect to transfer and vesting) as in the original award of Restricted Stock. If the foregoing calculation results in the assumption of an award of Restricted Stock that would include a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such award shall be rounded down to the nearest whole number of shares of Parent Common Stock. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 2.4(b). As used in this Agreement, "Restricted Stock" means any outstanding award of restricted Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

                  (b) As soon as reasonably practicable following the Effective Time, Parent shall cause the shares of Parent Common Stock issuable upon exercise of the Options assumed under paragraph (a) above and the shares of Restricted Stock to be assumed under paragraph (b) above, to be registered on Form S-8 (or any successor form) (the "Form S-8") promulgated by the Securities and Exchange Commission (the "SEC"), and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Options or Restricted Stock remain outstanding.

                  (c) As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of an assumed Option or Restricted Stock an appropriate notice setting forth such holder's rights pursuant to such Option. The Company and Parent shall take all commercially reasonable actions which are necessary in order to effect the foregoing provisions of this Section
2.4 as of the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options.

                  SECTION 2.5. Redemption of Convertible Preferred Stock. The Company shall redeem all of the issued and outstanding shares of its Convertible Preferred Stock (as defined in Section 3.2(a)) pursuant to the terms set forth in the certificate of designations for such stock prior to the Effective Time.

                  SECTION 2.6. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the NRS as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Entities, the officers and directors of the Surviving Entity are fully authorized in the name of each Constituent Entity or otherwise to take, and shall take, all such lawful and necessary action.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as publicly disclosed with reasonable specificity by the Company in the Company SEC Reports (as defined in Section 3.5(a)) filed with the SEC prior to the date of this Agreement (excluding the exhibits thereto) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

                  SECTION 3.1. Organization. The Company and each of the Subsidiaries of the Company (the "Company Subsidiaries") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. A "Company Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the oil and gas exploration and development industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes), in the Gulf of Mexico or in any basin in which at least 10% of the Company's proved reserves are located, (ii) arises out of general economic or industry conditions (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise) or (iii) (other than with respect to Sections 3.3 and 3.23) arise out of, result from or relate to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Company Material Adverse Effect has occurred. The copies of the articles of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The copies of the certificate or articles of incorporation and bylaws of the Company Subsidiaries which were delivered to Parent prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

                  SECTION 3.2. Capitalization.

                  (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, 67,867,122 of which are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, $.01 par value, of which 4,370,000 have been designated as 6-1/2% convertible preferred stock (the "Convertible Preferred Stock"), 2,930,000 of which are issued and outstanding. As of the date of this Agreement, there are 40,268 shares of Company Common Stock held in the treasury of the Company. Such issued and outstanding shares of Company Common Stock and Convertible Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. The Company has not, subsequent to December 31, 2003, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than regular quarterly cash dividends paid on the Convertible Preferred Stock. Except as set forth in Section 2.5, the Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than issued and outstanding shares of the Convertible Preferred Stock and the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

                  (b) Section 3.2(b) of the Company Disclosure Letter lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any Company Subsidiary any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof) and all outstanding Restricted Stock awards. There are no stock appreciation rights attached to the options, warrants or rights listed in
Section 3.2(b) of
the Company Disclosure Letter. Except as set forth above in this Section 3.2 and
Section 3.2(b) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                  SECTION 3.3. Authorization; No Conflict.

                  (a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the approval of this Agreement by the Required Company Stockholder Vote (as defined in Section 3.11(b)). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of the Company or any of the Company Subsidiaries,
(ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 3.4) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or
(iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
(c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company's execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and applicable foreign competition or antitrust laws, if any, (iii) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) and the Parent Stockholders Meeting (as defined in Section 6.1(c)) (such proxy statement, as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) compliance with the rules of the NYSE, (v) such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties ("Customary Post Closing Consents") and (vi) compliance with the "blue sky" laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

                  SECTION 3.4. Subsidiaries.

                  (a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter. As used in this Agreement, (i) "Subsidiary" means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

                  (b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any

Company Subsidiary. As used in this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  SECTION 3.5. SEC Reports and Financial Statements.

                  (a) Since January 1, 2001, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the "Company SEC Reports") required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

                  (b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders' equity and comprehensive income (loss) and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the "Company Financial Statements") of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since December 31, 2003 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                  (c) Since January 1, 2001, the Company has not received written notice from the SEC or any other governmental entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other governmental entity. Since January 1, 2001, the Company's independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company's accounting policies or practices. Since January 1, 2001, to the knowledge of the Company, no officer or director of the Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with the Company or any Company Subsidiary. Set forth in Section 3.5(d) of the Company Disclosure Letter is a list of all off-balance sheet special purpose entities and financing arrangements of the Company and the Company Subsidiaries.

                  (d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

                  (e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in the Company's Exchange Act Reports, including its consolidated Company Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act.

                  (f) The Company is, or will timely be, in compliance in all material respects with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

                  SECTION 3.6. Absence of Material Adverse Changes, etc. Since December 31, 2003, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

                  (a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries; or

                  (c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

                  SECTION 3.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.8. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or Parent's stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Joint Proxy Statement supplied by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

                  SECTION 3.9. Broker's or Finder's Fees. (a) Except for Credit Suisse First Boston LLC (the "Company Financial Advisor") and Petrie Parkman & Co., no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company's or any Company Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. The Company has furnished to Parent a true and complete copy of the Company's agreement with the Company Financial Advisor (the "Company Engagement Letter") and the Company's agreement with Petrie Parkman & Co. pursuant to which each of the Company Financial Advisor and Petrie Parkman & Co., respectively, is entitled to a fee in connection with the transactions contemplated hereby.

                  SECTION 3.10. Employee Plans. (a) There are no Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, provided, promised to provide, terminated by, or resulting in any material liability to the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code ("Company ERISA Affiliates"). As used in this Agreement, "Company Employee Benefit Plan" means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("Company Employee Welfare Benefit Plan"), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) ("Company Employee Pension Benefit Plan") and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

                  (a) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts, and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given to such Company Employee Benefit Plan, the Company, or any ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

                  (b) Each Company Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code ("Qualified Company Employee Benefit Plan"), has received a favorable determination letter from the Internal Revenue Service that has not been revoked, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. For the avoidance of doubt, the term "favorable determination letter" as used in this
Section 3.10(c) does not include an opinion letter or advisory letter issued with respect to a master & prototype or volume submitter plan. Any favorable determination letters referenced in this Section 3.10(c) cover "GUST" as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Company Employee Benefit Plan has timely made "good faith" amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42. The trusts established under the Qualified Company Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes.

                  (c) The Company has (i) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for the Company have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from the Company or from any other person or entity relative to any Company Employee Benefit

Plan. The Company has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

                  (d) The funding, if any, under each Company Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. The Company is not subject to taxation on the income of any Company Employee Welfare Benefit Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code. All Company Welfare Employee Benefit Plans required to comply with the health care continuation coverage ("COBRA") provisions of ERISA and the Code have complied with such requirements in all material respects.

                  (e) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

                  (f) The Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or
Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan, and, to the knowledge of the Company or any Company Subsidiary, (x) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

                  (g) Neither the Company nor any ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any Company Employee Benefit Plan that is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA, and no liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any of the Company Subsidiaries.

                  (h) The Company and the Company Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.

                  (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Company or the Company Subsidiaries to severance pay, any change in control payment, or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer, or (iii) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any Company Subsidiary has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement.

                  (j) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the ordinary course of business). No Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

                  (k) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

                  (l) Without limiting the generality of any other representation contained herein, there exists no lien against the Company, any Company Subsidiary, any ERISA Affiliate, or any of their assets arising under sections 302(f) or 4068(A) of ERISA or section 412(n) of the Code.

                  (m) Neither the Company nor any Company ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Company Employee Benefit Plan or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

                  (n) As used in this Agreement "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  SECTION 3.11. Board Recommendation; Company Action; Requisite Vote of the Company's Stockholders.

                  (a) The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on April 6, 2004 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting and (iv) recommended that the stockholders of the Company approve this Agreement (provided that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with Section 6.10(a) shall not be a breach of the representation in this clause (iv)). The Company hereby confirms that (A) the Company has properly opted out of, and is not subject to, Sections 78.411 through 78.444 of the NRS, and (B) to the knowledge of the Company, no other "fair price," "moratorium," "control share acquisition" or other antitakeover statute or similar statute or regulation, applies or purports to apply to this Agreement or the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has received from the Company Financial Advisor an opinion, a written copy of which will be provided to Parent, solely for informational purposes promptly after receipt thereof by the Company, to the effect that, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock. The Company has been authorized by the Company Financial Advisor to include such opinion in its entirety in the Joint Proxy Statement included in the Form S-4, so long as such inclusion is in form and substance reasonably satisfactory to the Company Financial Advisor and its counsel.

                  (b) The affirmative vote of stockholders of the Company required for adoption of this Agreement and the Merger is and will be no greater than a majority of the issued and outstanding shares of Company Common Stock (the "Required Company Stockholder Vote").

                  SECTION 3.12. Taxes.

                  (a) Each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company's Form 10-K for the fiscal year ended December 31, 2003 are adequate to cover all Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings. Except as has not, and would not reasonably be expected to have, a Company Material Adverse Effect, all hedging transactions entered into by the Company or any of the Company Subsidiaries have been properly identified for federal income tax purposes.

                  (b) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date. Neither the Company nor any Company Subsidiary has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

                  (c) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary. The Company and each Company Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has been a party to a "listed transaction" within the meaning of Treas. Reg. Sec. 1.6011-4(b).

                  (d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

                  (e) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to the excise tax under Section 4999 of the Code, or, to the knowledge of the Company, that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

                  (f) Neither the Company nor any affiliate of the Company has made with respect to the Company, any Company Subsidiary, or any assets held by the Company or any Company Subsidiary any consent under Section 341 of the Code.

                  (g) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355 (e) of the Code) in conjunction with the Merger.

                  (h) The statutes of limitations for the federal income Tax Returns of the Company and the Company Subsidiaries have expired or otherwise have been closed for all taxable periods ending on or before December 31, 2000.

                  (i) Neither the Company nor any Company Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by the Company or a Company Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor any Company Subsidiary is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

                  (j) There have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any Company Subsidiary, (ii) transfers or disposition of property by the Company or any of Company Subsidiary for which the Company or the Company Subsidiary did not receive adequate consideration, or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business.

                  (k) Schedule 3.12(k) accurately reflects the tax basis of the assets listed therein.

                  (l) The Company's net operating loss and capital loss carryforwards are no less than the amounts reflected on Schedule 3.12(l).

                  (m) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company. To the knowledge of the Company, neither the Company nor any Company Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a Taxing authority with respect to such other person.

                  (n) As used in this Agreement "Taxes" means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and
(iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii). As used in this Agreement, "Tax Return" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

                  SECTION 3.13. Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

                  (a) There are no conditions existing on any real property owned, leased or operated by the Company or any Company Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law (as defined below), and the Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

                  (b) To the knowledge of the Company, the Company and the Company Subsidiaries have used, manufactured, generated, received, handled, used, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (as defined below) (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws.

                  (c) Neither the Company nor any real property owned, leased or operated by the Company or any Company Subsidiary, is subject to any pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry, notice of non-compliance, request for information or proceeding relating to any liability under any Environmental Laws.

                  (d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company's and the Company Subsidiaries' businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

                  (e) None of the Company and the Company Subsidiaries has assumed, contractually or, to the knowledge of the Company, by operation of law, any liabilities or obligations of third parties under any Environmental Laws.

                  (f) Neither the Company nor any of the Company Subsidiaries has, in the course of their businesses, sent or disposed, or otherwise had taken or transported, arranged for the taking or disposal of, or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List under CERCLA or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action as defined in any Environmental Law or to pay for the costs of any such action at the site.

                  (g) As used in this Agreement, (i) "Environmental Laws" means any federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local law and (ii) "Hazardous Substance" means (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable law of any applicable governmental authority relating to or imposing liability or standards of conduct pertaining thereto, all as amended or hereafter amended.

                  SECTION 3.14. Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company's knowledge, has been filed, commenced or threatened against the Company or any Company Subsidiary alleging any such non-compliance. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 3.14 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.13.

                  SECTION 3.15. Employment Matters. (a) Neither the Company nor any Company Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, with respect to any event described in this clause
(iii), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

                  (a) In the 90 day period preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. Section 3.15(b) of the Company Disclosure Letter lists the number of the Company's or the Company Subsidiaries' employees who have suffered an "employment loss" (as defined in the WARN Act) in the 90 days prior to the date of this Agreement or had a reduction in hours of at least 50% in the 180 days prior to the date of this Agreement. To the knowledge of the Company, the Company and the Company Subsidiaries have at all times properly classified each of their respective employees as employees, each of their respective leased employees (within the meaning of Section 414(n) of the Code) as leased employees, and each of its independent contractors as independent contractors, as applicable. As used in the Agreement, "WARN Act" means the Workers Adjustment and Retraining Notification Act. of 1989, as amended.

                  SECTION 3.16. Tax Matters. Neither the Company nor any of the Company Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  SECTION 3.17. Investment Company. Neither the Company nor any of the Company Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

                  SECTION 3.18. Reserve Reports. The Company has furnished to Parent the Company's estimate of Company's and Company Subsidiaries' oil and gas reserves as of January 1, 2004, 87% of the net present value of which as determined by Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc. and 13% of the net present value of which as determined by the Company's engineering staff (the "Company Reserve Reports"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Reports was accurate. The estimates of proved reserves used by the Company in connection with the preparation of the Company Reserve Report and provided by the Company to Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc. in connection with their review of the Company Reserve Reports are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

                  SECTION 3.19. Hedging. The Company SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Company and the Company Subsidiaries as of the date reflected therein, and there have been no changes since the date thereof. For purposes of this Agreement, "Hydrocarbons" means, with respect to any Person, crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide), and all other minerals of every kind and character which may be covered by or included in or attributable to any of the properties of such Person or any of such Person's Subsidiaries, and a "Hedge" mean a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

                  SECTION 3.20. Properties. All major items of operating equipment owned or leased by the Company or any of the Company Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of the Company and the Company Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts. Except for goods and other property sold, used or otherwise disposed of since January 1, 2004 in the ordinary course of business, the Company and the Company Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Reports as attributable to interests owned by the Company and the Company Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Company SEC Reports filed prior to the date of this Agreement as owned by the Company and the Company Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Company Reserve Report or the Company SEC Reports filed prior to the date of this Agreement, (ii) Liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property given value in the Company Reserve Reports are in good standing, valid and effective, and the rentals due by the Company or any Company Subsidiary to any lessor of any such oil and gas leases have been properly paid, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.21. Natural Gas Act Any gas gathering system constituting a part of the properties of the Company or the Company Subsidiaries has as its primary function the provision of natural gas gathering services, as the term "gathering" is interpreted under Section 1(b) of the Natural Gas Act (the "NGA"); none of the properties have been or are certificated by the Federal Energy Regulatory Commission (the "FERC") under Section 7(c) of the NGA or to the knowledge of the Company are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to
Section 311 of the NGA.

                  SECTION 3.22. Insurance. Section 3.22 of the Company Disclosure Letter contains a true and complete list of all insurance policies held by either the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

                  SECTION 3.23. Certain Contracts and Arrangements. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, to the knowledge of the Company, materially limit or restrict Parent, the Surviving Entity or any of their subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business. Section 3.23 of the Company Disclosure Letter and the documents filed or incorporated by reference by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 set forth a true and complete list of each agreement to which the Company or any Company Subsidiary is subject that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to the rules and regulations of the SEC if such a registration statement was filed by the Company on the date hereof, together with (i) each joint venture Hydrocarbon exploratory agreement, (ii) each seismic license, and (iii) each software license relating to primary geological and financial processes to which the Company or any Company Subsidiary is subject and which, in each case, is material to the Company and the Company Subsidiaries considered as a single enterprise (collectively, the "Company Contracts"). Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Other than as contemplated by
Section 3.3(c), no consents, assignments, waivers, authorizations or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company Contracts after the Closing, except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

                                    ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB


                  Except as publicly disclosed with reasonable specificity by Parent in the Parent SEC Reports (as defined in Section 4.4(a)) filed with the SEC prior to the date of this Agreement (excluding the exhibits thereto) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the Company of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by Parent to the Company (the "Parent Disclosure Letter"), the Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

                  SECTION 4.1. Organization. Parent and each of the Subsidiaries of the Parent (the "Parent Subsidiaries") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. Parent and each of the Parent Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. A "Parent Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent and the Parent Subsidiaries considered as a single enterprise or (ii) the ability of the Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this

Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the oil and gas exploration and development industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes), in the Gulf of Mexico or in any basin in which at least 10% of Parent's proved reserves are located, (ii) arises out of general economic or industry conditions (and in each case does not disproportionately affect Parent and the Parent Subsidiaries considered as a single enterprise) or (iii) (other than with respect to Section 4.3) arise out of, result from or relate to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Parent Material Adverse Effect has occurred. The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent's Annual Report on Form 10-K for the year ended December 31, 2003 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

                  SECTION 4.2. Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, 101,399,494 of which are issued and outstanding and (ii) 40,000,000 shares of preferred stock, no par value, issuable in series ("Parent Preferred Stock"), of which 1,000,000 shares have been designated Series B Junior Participating Preferred Stock. As of the date of this Agreement, no shares of Parent Preferred Stock were issued or outstanding and 1,000,000 shares of Series B Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to the holders of Parent Common Stock pursuant to the Rights Agreement, dated as of July 26, 2001, between Parent and UMB Bank, as amended, 60,056 shares of Parent Common Stock were held by Parent in its treasury, there were outstanding options to purchase 7,490,274 shares of Parent Common Stock and such number of shares of Parent Common Stock were reserved for issuance upon exercise of such options. The amount of the dividend paid quarterly on Parent's Common Stock is $0.45 per share. Such issued and outstanding shares of Parent Common Stock have been, and all shares which may be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights. Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem purchase or otherwise acquire any outstanding shares of capital stock of Parent. There are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or, other than any outstanding options to purchase Parent Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of the Parent Subsidiaries or obligating Parent or any of the Parent Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All of the outstanding member's interests of Merger Sub are owned by Parent.

                  SECTION 4.3. Authorization; No Conflict.

                  (a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or any of the Parent Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the approval of the holders of a majority of the issued and outstanding shares of Parent Common Stock present and voting in accordance with the requirements of the NYSE (the "Required Parent Stockholder Vote") of the issuance of the shares of Parent Common Stock in connection with the Merger (the "Share Issuance") and the approval of the Merger by Parent as the owner of all the outstanding member's interests of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  (b) The Board of Directors of Parent has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on April 2, 2004 and not subsequently rescinded or modified in any way, unanimously (i) approved this Agreement, the Merger and the Share Issuance, (ii) directed the Share Issuance be submitted for consideration by the stockholders of Parent at the Parent Stockholders Meeting and (iii) recommended that the stockholders of Parent approve the Share Issuance. The Parent's Board of Directors has received from the Parent Financial Advisor (as defined in Section 4.8) an opinion, a written copy of which will be provided to the Company, solely for informational purposes promptly after receipt thereof by Parent, to the effect that, as of the date of the opinion, from a financial point of view, the Exchange Ratio to be paid by Parent in the Merger is fair to Parent. Parent has been authorized by the Parent Financial Advisor to include such opinion in its entirety in the Joint Proxy Statement included in the Form S-4 so long as such inclusion is in form and substance reasonably satisfactory to the Parent Financial Advisor and its counsel.

                  (c) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or any of the Parent Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or any of the Parent Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any Parent Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

                  (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent's or Merger Sub's execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, (ii) compliance with the HSR Act and applicable foreign competition and antitrust laws, if any, (iii) the filing with the SEC of the Joint Proxy Statement and such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing and effectiveness of the Form S-4 and the Form S-8, (v) the approval for listing on NYSE of the shares of Parent Common Stock issuable to the Company's stockholders as contemplated by this Agreement and compliance with other rules of the NYSE, (vi) Customary Post Closing Consents (as defined in
Section 3.3(c)) and (vii) compliance with the "blue sky" laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

                  SECTION 4.4. Subsidiaries. The Parent Subsidiaries and their respective jurisdictions of organization are identified in Section 4.4(a) of the Parent Disclosure Letter. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Parent or by a Parent Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Parent Subsidiaries. There are no agreements requiring the Parent or any Parent Subsidiary to make contributions to the capital of, or lend or advance funds to, any Parent Subsidiary.

                  SECTION 4.5. SEC Reports and Financial Statements. (a) Since January 1, 2001, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the "Parent SEC Reports") required to be filed by Parent with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Parent SEC Reports complied in all material respects with the requirements of the Securities

Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

                  (a) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders' equity and comprehensive income (loss) and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the "Parent Financial Statements") of Parent contained in the Parent SEC Reports have been prepared from the books and records of Parent and the Parent Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Parent and the Parent Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Parent Financial Statements, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since December 31, 2003 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                  (b) Parent has not received written notice from the SEC or any other governmental entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other governmental entity. Since January 1, 2001, Parent's independent public accounting firm has not informed Parent that it has any material questions, challenges or disagreements regarding or pertaining to Parent's accounting policies or practices. Since January 1, 2001, to the knowledge of Parent, no officer or director of Parent has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Parent or any Parent Subsidiary. Set forth in Section 4.4(d) of the Parent Disclosure Letter is a list of all off-balance sheet special purpose entities and financing arrangements of the Parent and the Parent Subsidiaries.

                  (c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

                  (d) Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent required to be disclosed in Parent's Exchange Act Reports, including its consolidated Parent Subsidiaries, is made known to Parent's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and its principal financial officer to material information required to be included in Parent's periodic reports required under the Exchange Act.

                  (e) Parent is, or will timely be, in compliance in all material respects with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

                  SECTION 4.6. Absence of Material Adverse Changes, etc. Since December 31, 2003, Parent and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred.

                  (a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

                  (b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Parent and the Parent Subsidiaries; or

                  (c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

                  SECTION 4.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent, threatened, to which Parent or any of the Parent Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against Parent or any of the Parent Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

                  SECTION 4.8. Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or Parent's stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4.

                  SECTION 4.9. Broker's or Finder's Fees. Except for Lehman Brothers Inc. (the "Parent Financial Advisor"), no agent, broker, Person or firm acting on behalf of Parent or any Parent Subsidiary or under Parent's or any Parent Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. Parent has furnished to the Company a true and complete copy of Parent's agreement with the Parent Financial Advisor (the "Parent Engagement Letter") pursuant to which the Parent Financial Advisor is entitled to a fee in connection with the transactions contemplated hereby.

                  SECTION 4.10. Employee Plans.

                  (a) There are no Parent Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, provided, promised to provide, terminated by, or resulting in any material liability to the Parent or any entity with which the Parent is considered a single employer under Section 414(b), (c) or (m) of the Code ("Parent ERISA Affiliates"). As used in this Agreement, "Parent Employee Benefit Plan" means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Parent or any of the Parent Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("Parent Employee Welfare Benefit Plan"), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) ("Parent Employee Pension Benefit Plan") and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

                  (b) With respect to each Parent Employee Benefit Plan, Parent has made available to the Company a true, correct and complete copy of: (i) each writing constituting a part of such Parent Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts, and insurance contracts) and all amendments thereto;
(ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and
(v) all notices given to such Parent Employee Benefit Plan, the Parent, or any Parent ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Parent Employee Benefit Plan.

                  (c) Each Parent Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code ("Qualified Parent Employee Benefit Plan"), has received a favorable determination letter from the Internal Revenue Service that has not been revoked, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Parent Employee Benefit Plan. For the avoidance of doubt, the term "favorable determination letter" as used in this Section 4.10(c) does not include an opinion letter or advisory letter issued with respect to a master & prototype or volume submitter plan. Any favorable determination letters referenced in this Section 4.10(c) cover "GUST" as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Parent Employee Benefit Plan has timely made "good faith" amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42. The trusts established under the Qualified Parent Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes.

                  (d) Parent has (i) filed or caused to be filed all returns and reports on the Parent Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Parent have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Parent or from any other person or entity relative to any Parent Employee Benefit Plan. Parent has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

                  (e) The funding, if any, under each Parent Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. Parent is not subject to taxation on the income of any Parent Employee Welfare Benefit Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code. All Parent Welfare Employee Benefit Plans required to comply with the health care continuation coverage ("COBRA") provisions of ERISA and the Code have complied with such requirements in all material respects.

                  (f) Each Parent Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions. All contributions required to be made to any Parent Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Parent

SEC Reports which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

                  (g) Parent and the Parent Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Parent Employee Benefit Plans. Neither Parent nor any Parent Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Parent Employee Benefit Plan, and, to the knowledge of Parent or any Parent Subsidiary, (x) no prohibited transaction has occurred with respect to any Parent Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of any Parent Employee Benefit Plan.

                  (h) Neither Parent nor any Parent ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any Parent Employee Benefit Plan that is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA. Neither Parent nor any Parent ERISA Affiliate has any liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation), and no such liability has been or is expected to be incurred by Parent or any of the Parent Subsidiaries.

                  (i) Parent and Parent Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment, except to the extent required by the COBRA provisions in ERISA and the Code or any similar provisions of state law.

                  (j) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Parent or the Parent Subsidiaries to any material payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due, any such employee, independent contractor, directors, or officer. Neither Parent nor any Parent Subsidiary has taken any action that would result in its incurring any obligation for any payments described in this Section 4.10(j) except to the extent required in a written plan, contract or agreement in existence as of the date of this Agreement.

                  (k) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of Parent or any Parent Subsidiary, threatened against the Parent, any Parent Subsidiary, or any Parent Employee Benefit Plan related to any Parent Employee Benefit Plan (other than claims in the ordinary course of business). No Parent Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

                  (l) Parent has the right to amend or terminate each Parent Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Parent Employee Pension Benefit Plan.

                  (m) Without limiting the generality of any other representation contained herein, there exists no lien against Parent, any Parent Subsidiary, any Parent ERISA Affiliate, or any of their assets arising under sections 302(f) or 4068(A) of ERISA or section 412(n) of the Code.

                  (n) Neither Parent nor any Parent ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Parent Employee Benefit Plan or modify, change or terminate any existing Parent Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Parent Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing or other liabilities of such plan.

                  SECTION 4.11. Taxes

                  (a) Each of Parent and each Parent Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Returns have been paid in full and Parent and each Parent Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Parent's Form 10-K for the fiscal year ended December 31, 2003 are adequate to cover all Taxes accruing through such date. Parent and the Parent Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of Parent or any Parent Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that Parent or a Parent Subsidiary is contesting in good faith through appropriate proceedings. Except as has not, and would not reasonably be expected to have, a Parent Material Adverse Effect, all hedging transactions entered into by Parent or a Parent Subsidiary have been properly identified for federal income tax purposes.

                  (b) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against Parent or any Parent Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency ( or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Parent Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of Parent or any Parent Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Parent Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Parent or any Parent Subsidiary does not file Tax Returns that the Parent or any Parent Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Parent nor any Parent Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Parent or any Parent Subsidiary with respect to any period following the Closing Date. Neither Parent nor any Parent Subsidiary has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income or franchise or similar Tax Returns.

                  (c) Parent and each Parent Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither Parent nor any Parent Subsidiary has been a party to a "listed transaction" within the meaning of Treas. Reg. Sec. 1.6011-4(b).

                  (d) Neither Parent nor any Parent Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

                  (e) To the knowledge of Parent, neither Parent nor any Parent Subsidiary is party to any agreement, contract or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock), that would not be deductible pursuant to the terms of Section 162(a)(1), 162(m) or 162(n) of the Code.

                  (f) Neither Parent nor any affiliate of Parent has made with respect to Parent, any Parent Subsidiary, or any assets held by Parent or any Parent Subsidiary any consent under Section 341 of the Code.

                  (g) The statutes of limitations for the federal income Tax Returns of Parent and the Parent Subsidiaries have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1994.

                  (h) Neither Parent nor any Parent Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by Parent or a Parent Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the

Code. Neither Parent nor any Parent Subsidiary is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

                  (i) Neither Parent nor any Parent Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent). To the knowledge of Parent, neither Parent nor any Parent Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any person (other than Parent or a Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a Taxing authority with respect to such other person.

                  (j) Based on the assumption (which it considers reasonable) that the standardized measure of discounted future net cash flows disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 2003, including the financial statements and accompanying footnotes, represents the fair market value of the underlying assets, Parent believes that it is a United States real property holding corporation under Section 897(c)(2) of the Code, although the Parent has not performed a detailed examination to make this determination.

                  SECTION 4.12. Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:

                  (a) There are no conditions existing on any real property owned, leased or operated by Parent or any Parent Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law, and Parent and the Parent Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the knowledge of the Parent, threatened demands, claims, information requests or notices of non-compliance or violation regarding Parent or any Parent Subsidiary relating to any liability under any Environmental Law.

                  (b) To the knowledge of Parent, Parent and the Parent Subsidiaries have used, manufactured, generated, received, handled, used, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (as defined below) (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws.

                  (c) Neither the Parent nor Parent Subsidiaries nor any real property owned, leased or operated by Parent or any Parent Subsidiary is subject to any pending or, to the knowledge of Parent, threatened action, suit, investigation, inquiry, notice of non-compliance, request for information or proceeding relating to any liability under any Environmental Laws.

                  (d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of Parent's and the Parent Subsidiaries' businesses and the operation or use of any real property owned, leased or operated by Parent or any Parent Subsidiary, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and Parent and the Parent Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

                  (e) None of Parent and the Parent Subsidiaries has assumed, contractually or, to the knowledge of Parent, by operation of law, any liabilities or obligations of third parties under any Environmental Laws.

                  (f) Neither Parent nor any of the Parent Subsidiaries has, in the course of their businesses, sent or disposed, or otherwise had taken or transported, arranged for the taking or disposal of, or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List under CERCLA or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action as defined in any Environmental Law or to pay for the costs of any such action at the site.

                  SECTION 4.13. Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are in compliance with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by Parent and the Parent Subsidiaries, and no notice, charge, claim, action or assertion has been received by Parent or any Parent Subsidiary or, to Parent's knowledge, has been filed, commenced or threatened against Parent or any Parent Subsidiary alleging any such non-compliance. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this
Section 4.12 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions of Section 4.11.

                  SECTION 4.14. Employment Matters. Neither Parent nor any Parent Subsidiary: (i) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; or (ii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Parent, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Parent or any Parent Subsidiary which, with respect to any event described in this clause (ii), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

                  SECTION 4.15. Tax Matters. Neither Parent nor any of the Parent Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  SECTION 4.16. Investment Company. Neither Parent nor any of the Parent Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

                  SECTION 4.17. Reserve Reports. Parent has furnished to the Company Parent's estimate of Parent's and Parent Subsidiaries' oil and gas reserves for Parent and the Parent Subsidiaries as of December 31, 2003 (the "Parent Reserve Report"). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Report was accurate. The estimates of proved reserves used by Parent in connection with the preparation of the Parent Reserve Report are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

                  SECTION 4.18. Hedging. The Parent SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Parent and the Parent Subsidiaries as of the date reflected therein, and, as of the date hereof, there have been no changes since the date thereof.

                  SECTION 4.19. Properties. All major items of operating equipment owned or leased by Parent or any of the Parent Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of Parent and the Parent Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts. Except for goods and other property sold, used or otherwise disposed of since January 1, 2004 in the ordinary course of business, Parent and the Parent Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Parent Reserve Report as attributable to interests owned by Parent and the Parent Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Parent SEC Reports filed prior to the date of this Agreement as owned by Parent and the Parent Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the parent Reserve Report or the Parent SEC Reports filed prior to the date of this Agreement, (ii) Liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The leases and other agreements pursuant to which the Parent or any of the Parent Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property given value in the Parent Reserve Report are in good standing, valid and effective, and the rentals due by Parent or any Parent Subsidiary to any lessor of any such oil and gas leases have been properly paid, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

                  SECTION 4.20. Natural Gas Act. Any gas gathering system constituting a part of the properties of Parent or the Parent Subsidiaries has as its primary function the provision of natural gas gathering services, as the term "gathering" is interpreted under Section 1(b) of the Natural Gas Act (the "NGA"); none of the properties have been or are certificated by the Federal Energy Regulatory Commission (the "FERC") under Section 7(c) of the NGA or to the knowledge of Parent are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

                  SECTION 4.21. Insurance. Section 4.21 of the Parent Disclosure Letter contains a true and complete list of all insurance policies held by either Parent or any of the Parent Subsidiaries. Parent and the Parent Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

                  SECTION 4.22. Certain Contracts and Arrangements. Neither Parent nor any of the Parent Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Parent or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, to the knowledge of Parent, materially limit or restrict Company, the Surviving Entity or any of their subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is in breach or default under any contract filed or incorporated by reference as an exhibit to Parent's Annual Report on Form 10-K for the year ended December 31, 2003 nor, to the knowledge of Parent, is any other party to any such contract in breach or default thereunder.

                                    ARTICLE 5
                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

                  (a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use all commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them to keep available the services of their current key officers and employees; and

                  (b) Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter and as contemplated by Section 2.4(a) and Section 2.5, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

                  (i) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice or, in the case of acquisitions of oil and gas properties or interests therein, in excess of $20,000,000 in the aggregate;

                  (ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

                  (iii) amend or propose to amend its articles of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

                  (iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, other than the declaration and payment of regularly quarterly cash dividends on its Convertible Preferred Stock outstanding on the date hereof not in excess of those amounts specified in the certificate of designations in respect thereof;

                  (v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of restricted stock;

                  (vi) split, combine or reclassify any outstanding shares of its capital stock;

                  (vii) except for (A) the Company Common Stock issuable upon exercise of options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement) and the vesting of restricted stock awards granted prior to the execution of this Agreement and (B) Company Common Stock issuable upon conversion of Convertible Preferred Stock outstanding on the date hereof, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

                  (viii) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary;

                  (ix) incur any indebtedness for borrowed money, except indebtedness incurred in the ordinary course of business and letters of credit required under the Company's hedging agreements in order to satisfy margin requirements, but only if the amount of such indebtedness (not including such letters of credit), when added to all other indebtedness of the Company then outstanding (determined in accordance with GAAP), does not exceed $976,200,000;

                  (x) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except (A) to or for the benefit of the Company Subsidiaries or (B) for those not in excess of $5,000,000 in the aggregate;

                  (xi) create or assume any material Lien on any material asset;

                  (xii) authorize, recommend or propose any material change in its capitalization;

                  (xiii) (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, other than for clauses (A), (B) and (D) above, in the case of employees who are not directors and executive officers, in the ordinary course of business, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement;

                  (xiv) other than in the ordinary course of business consistent with past practice, execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law);

                  (xv) make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

                  (xvi) settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $100,000 in any one case by or to the Company or any of the Company Subsidiaries;

                  (xvii) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $5,000,000 individually or $10,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

                  (xviii) write off any accounts or notes receivable in excess of $5,000,000;

                  (xix) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company's fiscal 2004 capital expenditure plan previously provided to Parent, except as may be required to (A) continue operations on the drilling, completion or plugging of any well or any well operations for which the Company has consented to participate and is required to continue to participate pursuant to applicable agreements or (B) conduct emergency operations on any well pipeline or other facility;

                  (xx) except as contemplated by Section 6.13, make or assume any Hedges;

                  (xxi) except as contemplated by Section 6.13, enter into new contracts to sell Hydrocarbons other than in the ordinary course of business at market pricing, but in no event any having a duration longer than three months;

                  (xxii) fail to timely meet its royalty payment obligations in connection with its oil and gas leases to the extent such failure has or would reasonably be expected to have a Company Material Adverse Effect;

                  (xxiii) enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, limit or restrict the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

                  (xxiv) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted by law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof;

                  (xxv) except as permitted by Section 6.10, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.2(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

                  (xxvi) knowingly take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

                  (xxvii) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

                  SECTION 5.2. Conduct of Business by Parent. Except as expressly permitted or required by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries, without the prior written consent of the Company, shall:

                  (a) acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

                  (b) adopt or propose to adopt any amendments to its charter documents which would have a material adverse impact on the consummation of the transactions contemplated by this Agreement;

                  (c) with respect to Parent only, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, except for the payment of ordinary cash dividends in respect of the Parent Common Stock not in excess of $0.45 per share per fiscal quarter unless the Exchange Ratio is proportionately increased or decreased, as applicable, in which case the prior written consent of the Company shall not be required, but the Company shall be entitled to written notice of such event;

                  (d) adopt a plan of complete or partial liquidation or dissolution of Parent;

                  (e) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.3(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

                  (f) knowingly take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of
Section 368(a) of the Code; or

                  (g) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.2(a) through 5.2(f).

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

                  SECTION 6.1. Preparation of S-4 and Joint Proxy Statement; Stockholders Meetings.

                  (a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement and Parent shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Joint Proxy Statement and the Form S-4; without limiting the generality of the foregoing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will furnish to each other the information relating to the party furnishing such information required by the Exchange Act or the Securities Act, as applicable, to be set forth in the Joint Proxy Statement and the Form S-4, and Company and its counsel shall be given the opportunity to review and comment on the Joint Proxy Statement and the Form S-4 prior to the filing thereof with the SEC. Parent, Merger Sub and the Company each agree to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Joint Proxy Statement and the Form S-4. The Company and Parent will use their reasonable best efforts to cause the Joint Proxy Statement to be mailed to their stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement (including by incorporation by reference) to, or correspondence to the SEC or its staff with respect to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or this Agreement or the transactions contemplated hereby. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4, Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

                  (b) The Company shall, as soon as practicable after the date hereof, and in accordance with the Company's articles of incorporation and bylaws and applicable law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") solely for the purpose of considering and taking action upon this Agreement (it being understood that, notwithstanding anything to the contrary set forth in this Agreement, the Company shall have no obligation to convene the Company Stockholders Meeting unless the recommendation of the Board described in this
Section 6.1(b) has been made and remains in effect). Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Stockholders Meeting, or (iii) in the event the Board of Directors of the Company withdraws, modifies or changes in accordance with the terms of this Agreement its recommendation that this Agreement and the Merger are in the best interests of the Company; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Termination Date (as defined in Section 8.1(b)) as a result of either (i) or (ii) above, then the Termination Date shall be extended to the fifth business day after such date). The Board of Directors of the Company shall declare that this Agreement and the Merger are advisable and in the best interests of the Company and recommend that this Agreement be approved by the stockholders of the Company and include in the Form S-4 and the Joint Proxy Statement a copy of such recommendations; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if (i) it believes in good faith, based on such matters as it deems relevant, and after receiving the advice of the Company's financial advisors, that a Superior Proposal (as defined in Section 6.10(b) hereof) has been made and (ii) it has determined in good faith, after consultation with outside counsel, that withdrawal, modification or change of such recommendation is, in the good faith judgment of the Board of Directors of the Company, required by the Board of Directors to comply with its fiduciary duties imposed by applicable law. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance with this
Section 6.1(b), the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law to effect the Merger.

                  (c) Parent shall, as soon as practicable after the date hereof, and in accordance with the Parent's certificate of incorporation and bylaws and applicable law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders Meeting") for the purpose of considering and taking action upon the Share Issuance. Once the Parent Stockholders

Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of the Company, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent's stockholders prior to the Parent Stockholders Meeting; provided that in the event that the Parent Stockholders Meeting is delayed to a date after the Termination Date (as defined in Section 8.1(b)), then the Termination Date shall be extended to the fifth business day after such date). Parent shall, through its Board of Directors, recommend such approval by the stockholders of Parent and include in the Form S-4 and the Joint Proxy Statement a copy of such recommendation.

                  (d) The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of KPMG LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  (e) Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  SECTION 6.2. Employee Benefit Matters. From and after the Effective Time, Parent and the Surviving Entity shall have the rights and obligations described in this Section 6.2 regarding the individuals who were employees of the Company immediately prior to the Effective Time ("Acquired Employees").

                  (a) Employment. All Acquired Employees shall be employed solely on an "at will" basis, except to the extent required by the provisions of written employment contracts or as required by applicable law. An Acquired Employee whose employment is terminated ceases immediately to be an "Acquired Employee" for purposes of this Agreement.

                  (b) Benefit Plans. The Surviving Entity shall assume the Company Employee Benefit Plans as of the Effective Time and operate such plans in accordance with their respective terms, and the Company shall take any steps necessary to permit such assumption. Acquired Employees shall continue after the Effective Time to participate in such assumed Plans. At such time as determined by Parent or the Surviving Entity, Acquired Employees shall participate in Parent's compensation, severance, bonus, stock option and other incentive plans for which they are eligible pursuant to the terms and conditions of such plans, or in similar plans maintained by the Surviving Entity, in each case consistent with the participation offered to Parent's employees holding similar positions. Each such plan shall grant credit to each Acquired Employee for all service prior to the Effective Time with the Company (including any predecessors) for vesting and eligibility purposes, but not for benefit accrual. No Acquired Employee shall be simultaneously covered under similar employee benefit plans of the Parent or the Surviving Entity and of the Company. Nothing in this Section 6.2 shall restrict in any manner the right of Parent or the Surviving Entity to amend or terminate any assumed Company Employee Benefit Plan or to modify any compensation arrangement of any Acquired Employee for any reason at any time (in each case subject to the provisions of any written employment contracts).

                  (c) Group Health Plans. During the plan year in which the Effective Time occurs, any group health plan established or maintained by Parent or the Surviving Entity shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by the Company prior to the Effective Time, (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Effective Time, and (iv) accept rollovers of the health flexible spending account and dependent care accounts of eligible Acquired Employees.

                  SECTION 6.3. Consents and Approvals.

                  (a) The Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. The parties shall use reasonable best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

                  (b) The Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and (iv) use all reasonable efforts to obtain all necessary Permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Joint Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Permits, consents, approvals and authorizations of all third parties and governmental bodies.

                  SECTION 6.4. Public Statements. The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market.

                  SECTION 6.5. Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all Persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to cause each such Person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

                  SECTION 6.6. Further Assurances. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, and, only if Parent and the Company mutually agree, contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. In the event any litigation is commenced by any Person involving the Company or its directors and relating to the transactions contemplated by this Agreement, including any other Takeover Proposal (as defined in Section 6.10(b)), Parent shall have the right, at its own expense, to participate therein.

                  SECTION 6.7. Tax Treatment Each of Parent and the Company shall use all commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 7.2(e) and 7.3(d). Each of Parent and the Company shall execute the officers' certificates substantially in the form attached as Exhibits B-1 and B-2 hereto, as of the date the Form S-4 is declared effective by the SEC and as of the Closing Date; provided, however, that the failure of Parent or the Company to certify as to any matter in such officer certificate because of an event, or change in facts or law, in any such case outside of such party's control, shall not constitute a breach of this covenant.

                  SECTION 6.8. Notification of Certain Matters. The Company agrees to give prompt notice to Parent and Merger Sub, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.2(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent and Merger Sub agrees to give prompt notice to the Company, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.3(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 6.9. Access to Information; Confidentiality.

                  (a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without disruption or damage to Company's operations or properties. No additional investigations or disclosures shall affect the Company's representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

                  (b) Parent shall, and shall cause the Parent Subsidiaries and the officers, directors, employees and agents of Parent and the Parent Subsidiaries, to, afford the officers, employees and agents of the Company, at its sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish the Company all financial, operating and other data and information as the Company through its officers, employees or agents, may reasonably request. The Company, at its sole cost and risk, shall have the right to make such due diligence investigations as the Company shall deem necessary or reasonable, upon reasonable notice to Parent and without disruption or damage to Parent's operations or properties. No additional investigations or disclosures shall affect Parent's representations and warranties contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

                  (c) The provisions of the Confidentiality Agreement, dated February 16, 2004, between Parent and the Company (the "Company Confidentiality Agreement") shall remain in full force and effect in accordance with its terms. The provisions of the

Confidentiality Agreement, dated March 10, 2004, between the Company and Parent (the "Parent Confidentiality Agreement") shall remain in full force and effect in accordance with its terms.

                  SECTION 6.10. No Solicitation.

                  (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company, or any of the Company Subsidiaries to, nor shall it authorize any investment banker, attorney or other advisor or representative of, the Company or any of the Company Subsidiaries to (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as hereinafter defined),
(ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; provided, however, that (x) nothing contained in subclauses
(i) or (ii) above shall prohibit the Company or its Board of Directors from disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser) that such Takeover Proposal is a Superior Proposal; (y) if (under circumstances in which the Company has complied with all of its obligations under this Section 6.10(a)), prior to this Agreement having been approved by the Required Company Stockholder Vote, the Company receives an unsolicited written Takeover Proposal from a third party that the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser) is, or is reasonably likely to result in, a Superior Proposal, the Company and its representatives may conduct such additional discussions and provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of such information or conduct of such additional discussions (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company as the Company Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.10) and (B) the Board of Directors of the Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and (z) at any time prior to this Agreement having been approved by the Required Company Stockholder Vote, and subject to the Company's compliance with its obligations under this
Section 6.10(a), the Company's Board of Directors may (i) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company's Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement and recommend, or publicly propose to recommend any Takeover Proposal, or (ii) to the extent permitted pursuant to and in compliance with Section 8.1(f)(i), allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, in the case of either subclause (i) or
(ii) of this clause (z) only after (A) the Board of Directors of the Company determines in good faith (after receiving the advice of its financial advisor) that such Takeover Proposal is a Superior Proposal and (B) the Board of Directors of the Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law. The Company shall immediately cease and cause to be terminated and shall cause its affiliates and the Company Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries to return or destroy such information. The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section.

                  (b) For purposes of this Agreement, (i) "Takeover Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDAX or assets of the Company and its Subsidiaries, taken as a whole, or (B) 10% or more of the outstanding shares of Company Common Stock or any other Company capital stock or capital stock of, or other equity or voting interests in, any of the Company's Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement and (ii) the term "Superior Proposal" means any bona fide written Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which the Company's stockholders cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Company, which in any such case is on terms that the Board of Directors of the Company determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including any conditions to such Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Takeover Proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by the Parent to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

                  (c) In addition to the other obligations of the Company set forth in this Section 6.10, the Company shall immediately advise Parent orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same.

                  SECTION 6.11. Indemnification and Insurance.

                  (a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an "Indemnified Party") as provided in the Company's articles of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect. From and after the Effective Time, Parent and the Surviving Entity shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

                  (b) For six years after the Effective Time, to the full extent permitted under applicable law, Parent and the Surviving Entity (the "Indemnifying Parties") shall, jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above. Promptly after receipt by an Indemnified Party under this Section 6.11(b) of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party under this Section 6.11(b), notify the Indemnifying Party of the commencement thereof; but the omission so to notify an Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party except to the extent that the Indemnifying Party is actually and materially prejudiced by such omission. In case any such action is brought against any Indemnified Party and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof (and so long as the Indemnifying Party satisfies such obligations), the Indemnifying Party will not be liable to such Indemnified Party under this Section 6.11(b) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), effect any settlement of any pending or threatened action in respect of which any Indemnified

Party is or would reasonably be expected to be have been a party and indemnity could properly have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party. Notwithstanding anything to the contrary set forth herein, no Indemnifying Party shall be obligated pursuant to this Section 6.11(b) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action in any one jurisdiction except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

                  (c) Parent shall cause the Surviving Entity to maintain the Company's officers' and directors' liability insurance policies, in effect on the date of this Agreement (the "D&O Insurance"), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that (i) the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and
(ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Entity be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Entity shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the Company's D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the Company's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.11(c).

                  (d) The obligations of Parent and the Surviving Entity under this Section 6.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies shall be third party beneficiaries of this
Section 6.11, each of whom may enforce the provisions of this Section 6.11).

                  (e) If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may, be shall assume the obligations set forth in this Section 6.11.

                  SECTION 6.12. Existing Registration Rights Agreement. The Company acknowledges that it has entered into an agreement (a copy of which has been provided to Parent) (the "Termination Agreement") with each of the other parties to the Registration Rights Agreement, dated as of October 1, 2003 (the "Existing Registration Rights Agreement"), pursuant to which the parties thereto have agreed that the Existing Registration Rights Agreement will terminate and be of no further force or effect as of the Closing. The Company agrees that, without the consent of Parent, it will not agree to amend, modify or terminate, or waive any rights under, the Termination Agreement or otherwise amend the Existing Registration Rights Agreement.

                  SECTION 6.13. Certain Hedging Activities.

                  (a) Parent has entered into certain Hydrocarbon Hedges relating to the Company's projected 2004, 2005 and 2006 Hydrocarbon production (the significant economic terms of which are set forth on Schedule 6.13(a) of the Parent Disclosure Letter) (the "2004-6 Hedges").

                  (b) If this Agreement is terminated by the Company pursuant to
Section 8.1(f)(i), Parent shall immediately terminate all of the 2004-6 Hedges (unless Parent elects to continue such Hedges in accordance with clause (d) below or the Company elects to assume such Hedges in accordance with clause (e) below).

                  (c) In connection with any such termination of the 2004-6 Hedges in each case in accordance with this Section 6.13, Parent shall immediately pay to the Company by wire transfer of immediately available funds the net amount, if any, received by Parent from the counterparties to the terminated Hedges or (ii) if Parent is required to pay a net amount to the counterparties to the terminated Hedges, the Company shall immediately pay to Parent by wire transfer of immediately available funds such net amount required to be paid by Parent.

                  (d) Notwithstanding the foregoing, in lieu of terminating any of the 2004-6 Hedges pursuant to clause (b) above, Parent may elect to continue such Hedges, and Parent shall pay to the Company, or the Company shall pay to Parent, as the case may be, an amount equal to the amount such Person would be required to pay the other if such Hedges were so terminated in accordance with clause (b) above.

                  (e) Notwithstanding the foregoing, if Parent does not elect to continue the Hedges pursuant to clause (d) above and to the extent all of the rights and obligations of Parent under any of the and 2004-6 Hedges that would otherwise be terminated pursuant to this Section 6.13 may pursuant to the terms of such Hedges be assigned by Parent to the Company and with no further liability on the part of Parent, at the request of the Company, Parent will in lieu of terminating such Hedges assign all of its rights to the Company, and the Company will assume all of Parent's obligations, under such Hedges.

                  SECTION 6.14. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

                  SECTION 6.15. Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

                  SECTION 6.16. Board Membership. Prior to the mailing to stockholders of the Joint Proxy Statement, the Board of Directors of the Company shall designate a member of its current Board of Directors acceptable to Parent in its sole discretion (the "Company Director Designee") to serve as a member of the Board of Directors of Parent subject to the approval of the Nominating and Corporate Governance Committee of Parent's Board of Directors in accordance with Parent's governance practices and procedures. Subject to the foregoing, Parent shall take such action as is necessary to cause the Company Director Designee to be appointed to the Board of Directors of Parent effective as of or promptly after the Effective Time, to serve until the earlier of such individual's resignation or removal or until his successor is duly elected and qualified in accordance with the certificate of incorporation and bylaws of Parent. The Company Director Designee shall be designated to the class of directors of Parent whose term expires at Parent's 2005 Annual Stockholders Meeting. Parent agrees to recommend to the Nominating and Corporate Governance Committee of Parent's Board of Directors that the Company Director Designee be nominated for election as a director at Parent's 2005 Annual Stockholders Meeting (provided that the Company Director Designee is serving as a director on Parent's Board of Directors at the appropriate time prior to such annual meeting and is willing to be so nominated at such meeting and to continue to serve as a director).

                                    ARTICLE 7
                                   CONDITIONS

                  SECTION 7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote and the Required Parent Stockholder Vote.

                  (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

                  (c) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop orders suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (d) Listing. The shares of Parent Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (e) No Injunctions or Restraints. No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

                  SECTION 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to "materiality" or "Company Material Adverse Effect" or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                  (c) Tax Opinion. Parent shall have received from Covington & Burling, counsel to Parent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of officer's letters from each of the Company, Merger Sub and Parent, in each case, substantially in the form attached as Exhibits C-1 and C-2 hereto).

                  (d) Company Reserves. The Company shall not have filed with the SEC one or more amendments to its Annual Report on Form 10-K for the year ended December 31, 2003 in which the Company makes a downward restatement of the aggregate proved Hydrocarbon reserves of the Company and the Company Subsidiaries, taken as a whole, as of December 31, 2003 by an amount that is more than 12.5% of the aggregate amount of such reserves as originally reported in such Annual Report, and shall not have publicly announced its intention to make such amended filing(s) or such downward restatement, and shall not be legally obligated to do so.

                  SECTION 7.3. Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to "materiality" or "Parent Material Adverse Effect" or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

                  (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

                  (c) Tax Opinion. The Company shall have received from Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of officer's letters from each of the Company, Merger Sub and Parent, in each case, substantially in the form attached as Exhibits C-1 and C-2 hereto).

                  (d) Parent Reserves. Parent shall not have filed with the SEC one or more amendments to its Annual Report on Form 10-K for the year ended December 31, 2003 in which Parent makes a downward restatement of the aggregate proved Hydrocarbon reserves of Parent and the Parent Subsidiaries, taken as a whole, as of December 31, 2003 by an amount that is more than 12.5% of the aggregate amount of such reserves as originally reported in such Annual Report, and shall not have publicly announced its intention to make such amended filing(s) or such downward restatement, and shall not be legally obligated to do so.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

                  (a) by mutual written consent of Parent, Merger Sub and the Company;

                  (b) by either the Company or Parent, if the Merger has not been consummated by October 31, 2004, or such other date, if any, as the Company and Parent shall agree upon or as is provided in Section 6.1(b) and (c) hereof (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (c) by either the Company or Parent, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 7.1(e) shall be in effect and shall have become final and nonappealable;

                  (d) by either the Company or Parent, if at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Required Company Stockholder Vote shall not have been obtained or if at the Parent Stockholders Meeting (including any adjournment or postponement thereof), the Required Parent Stockholder Vote shall not have been obtained;

                  (e) by Parent, if

                  (i) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent its adoption of or recommendation in favor of this Agreement or shall have failed to make such favorable recommendation;

                  (ii) the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to, or publicly announced an intention to, do so;

                  (iii) the Company shall have breached Section 6.10 in any material respect, and Parent shall have been adversely affected thereby; or

                  (iv) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b), and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform; or

                  (f) by the Company, if

                  (i) prior to the Company Stockholders Meeting, (A) the Company shall not have breached Section 6.10 in any material respect, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 6.10 and this clause (i), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (C) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such agreement, an offer that the Board of Directors of the Company determines, in its good faith judgment (after receipt of the advice of its financial advisor) is at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal and (D) the Company prior to such termination pays to Parent in immediately available funds any fees and expenses required to be paid or reimbursed pursuant to
         Section 8.3; or

                  (ii) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b), and (B) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform.

                  The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

                  SECTION 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except as set forth in Section 8.3 and for the provisions in
Section 6.13 and Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any intentional breach of a covenant of this Agreement prior to such termination. In addition, the Confidentiality Agreements shall not be affected by the termination of this Agreement.

                  SECTION 8.3. Fees and Expenses.

                  (a) If (i) this Agreement is terminated pursuant to Section 8.1(e)(i), (ii) or (iii) or Section 8.1(f)(i) or (ii) (A) a Takeover Proposal in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company's stockholders prior to this Agreement having been approved by the Required Company Stockholder Vote, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 8.1(b) or Section 8.1(d) (solely with respect to the failure to obtain the Required Company Stockholder Vote) and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with the proponent of such Takeover Proposal or an affiliate of such proponent, the Company shall promptly, but in no event later than one business day after termination of this Agreement (or on the date of such consummation or, if earlier, entry into such agreement in the case of (ii) above), pay Parent a fee in immediately available funds of $90,000,000 (the "Termination Fee"). For purposes of this Section 8.3, the references in the definition of Takeover Proposal to 10% shall be changed to 50%.

                  (b) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that if this Agreement is terminated and the Termination Fee is payable as a result thereof, in addition to the payment of the Termination Fee, the Company shall assume and pay, or reimburse Parent for, all reasonable out-of-pocket fees and expenses incurred by Parent (including the fees and expenses of its counsel, financial advisor and financing sources) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $10,000,000.

                  SECTION 8.4. Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such approval by the stockholders, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 8.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE 9
                               GENERAL PROVISIONS

                  SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                  (a)      if to Parent or Merger Sub:

                           Kerr-McGee Corporation
                           Kerr-McGee Center
                           123 Robert S. Kerr Avenue
                           Oklahoma City, Oklahoma  73102
                           Attention: General Counsel
                           Fax: (405) 270-3649

                           with a copy to:

                           Covington & Burling
                           1330 Avenue of the Americas
                           New York, New York  10019
                           Attention: Scott F. Smith
                           Fax: (212) 841-1010

                  (b)      if to the Company:

                           Westport Resources Corporation
                           1670 Broadway, Suite 2800
                           Denver, Colorado  80202
                           Attention: Donald D. Wolf
                           Chairman and Chief Executive Officer
                           Fax: (303) 573-5609

                           with a copy to:

                           Akin Gump Strauss Hauer & Feld LLP
                           1700 Pacific Avenue
                           Suite 4100
                           Dallas, Texas  75201-4675
                           Attention:  Michael E. Dillard, P.C.
                           Fax: (214) 969-4343

         Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

                  SECTION 9.2. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

                  SECTION 9.3. Knowledge Qualifiers. "To the knowledge of the Company" and similar phrases mean the actual knowledge of the individuals described in Section 9.3 of the Company Disclosure Letter. "To the knowledge of Parent" and similar phrases mean the actual knowledge of the individuals described in Section 9.3 of the Parent Disclosure Letter.

                  SECTION 9.4. Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Any references in this Agreement to "the date hereof" refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.5. Governing Law; Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA.

                  (a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in New York, New York, Borough of Manhattan, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court located in New York, New York, Borough of Manhattan.

                  SECTION 9.6. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

                  SECTION 9.7. Assignment; No Third Party Beneficiaries.

                  (a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

                  (b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that each Indemnified Party is intended to be a third party beneficiary of Section 6.11 and may specifically enforce its terms.

                  SECTION 9.8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

                  SECTION 9.9. Entire Agreement. This Agreement, the Company Confidentiality Agreement and the Parent Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

                  SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


              [The remainder of this page is intentionally blank.]

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.


                                 WESTPORT RESOURCES CORPORATION

                                 By: /s/ Donald D. Wolf
                                    -----------------------------------
                                 Name:  Donald D. Wolf
                                 Title:  Chairman and Chief Executive Officer


                                 KERR-McGEE CORPORATION

                                 By: /s/ Luke R. Corbett
                                    -------------------------------------
                                 Name:  Luke R. Corbett
                                 Title:  Chairman and Chief Executive Officer


                                 KERR-McGEE (NEVADA) LLC

                                 By: /s/ David A. Hager
                                    -------------------------------------
                                 Name: David A. Hager
                                 Title: Manager





                [Signature Page to Agreement and Plan of Merger]